Exhibit 99.1

HEARTLAND CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	July 10, 2017
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com

CITYWIDE BANKS CONTACT:
Kevin G. Quinn
President and CEO
Citywide Banks
(303)365-3706
quinnk@citywidebanks.com

HEARTLAND FINANCIAL USA, INC COMPLETES ACQUISITION OF
CITYWIDE BANKS IN COLORADO

Dubuque, Iowa, July 10, 2017 - Heartland Financial USA, Inc. (NASDAQ: HTLF) (“Heartland”) announced today that it has completed its acquisition of Aurora, Colorado-based Citywide Banks of Colorado, Inc. (“Citywide”) and its wholly owned subsidiary, Citywide Banks.

Based on Heartland’s closing stock price of $47.45 per share as of July 7, 2017, the aggregate merger consideration is valued at approximately $211.2 million. The merger consideration is approximately $216.75 per share of Citywide common stock, with Citywide shareholders receiving $60.16 in cash and 3.30 shares of Heartland common stock for each share of Citywide common stock, subject to certain “hold-back” provisions of the merger agreement between Heartland and Citywide relating to the cash portion of the merger consideration. Heartland expects the transaction to be accretive to earnings per share in the first full year following systems integration, which is planned for the fourth quarter of 2017.

Immediately following the closing of the merger between Heartland and Citywide, Citywide Banks was merged into Heartland’s wholly owned Colorado subsidiary, Centennial Bank and Trust, which has adopted the “Citywide Banks” name. Kevin G. Quinn, who was formerly President and CEO of Citywide Banks, will lead the combined Citywide Banks organization as President and CEO. Kevin W. Ahern will remain Chairman of the Board of the combined entity, and James L. Basey, formerly CEO of Centennial Bank and Trust, will serve as Vice-Chairman of its Board. Martin J. Schmitz, formerly Chairman of the Board of Citywide, has been appointed to the Board of the combined organization.

“We are excited to be expanding our presence in Colorado, an economically strong and rapidly growing market,” said Lynn B. Fuller, Chairman and CEO of Heartland. “Citywide brings a solid and experienced team, focused on providing excellent service to its customers and leadership for its communities, enhancing our current presence in the dynamic Denver market. We are pleased to be preserving the rich tradition of superior service at Citywide Banks, while providing the expanded product offerings and innovative delivery channels shared by all of Heartland’s family of community banks.”
-more-

As of June 30, 2017, Citywide Banks had assets of approximately $1.4 billion, net loans outstanding of $1.0 billion and deposits of $1.2 billion. The acquisition expands Heartland’s footprint in Colorado to more than 25 banking centers and nationally to 121 banking centers operating in 12 states.

Sandler O’Neill + Partners, L.P. served as financial advisor and issued a fairness opinion to the Citywide Board. Shapiro Bieging Barber Otteson LLP served as Citywide’s legal advisor. Panoramic Capital Advisors Inc. and Raymond James & Associates, Inc. served as financial advisors to Heartland, and Dorsey & Whitney LLP served as Heartland’s legal advisor.

About Heartland Financial USA, Inc.
Heartland is a diversified financial services company with assets exceeding $9.5 billion. The Company provides banking, mortgage, private client, investment, treasury management, card services, insurance, and consumer finance services to individuals and businesses. Heartland currently has 121 banking locations serving 88 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas, Missouri, Texas and California. Additional information about Heartland is available at www.htlf.com.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland’s financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland’s management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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